Chanticleer Holdings Announces Acquisition of Two Hooters Restaurants in

Oregon and Washington State

CHARLOTTE, NC — 01/02/14 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) (Chanticleer Holdings, or the "Company"), a minority holder in the privately held parent company of the Hooters® brand Hooters Of America, and a franchisee of international Hooters restaurants, has announced that it has executed an Agreement and Plan of Merger (the “Merger Agreement”) for the acquisition of two Hooters restaurants in the U.S. Pacific Northwest.

Chanticleer has executed the Meger Agreement to acquire 100% of the shares of Tacoma Wings, LLC and Hooters of Oregon Partners, LLC, owners and operators of the two locations in Portland, OR and Tacoma, WA. All leasehold and current franchise rights to the Hooters locations in Oregon and Washington will be transferred to the Company, with final closing expected to occur before January 31, 2014. Management has begun evaluating locations around the Portland and Seattle areas for future restaurant openings.

Mike Pruitt, Chairman and Chief Executive Officer, commented, “We believe the northwest presents a great strategic opportunity for Chanticleer to grow the Hooters brand as well as some of our other concepts we own. We are fortunate to inherit an experienced management team that will help make our growth possible.”

For more information on the transaction, please refer to Chanticleer Holdings 8-K filing at www.sec.gov.

About Chanticleer Holdings, Inc

Headquartered in a Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including England, South Africa, Hungary, and Brazil and has joint ventured with the current Hooters franchisee in Australia. Chanticleer is evaluating several additional international opportunities. The Company also owns and operates American Roadside Burgers and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Press Information:

Chanticleer Holdings, Inc.
Investor Relations
Phone: 704.366.5122
ir@chanticleerholdings.com